Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Clever Leaves Holdings, Inc. on Form S-8 (No. 333-241707), Form S-8 (No. 333-253644) and Form S-3 (No. 333-262183) of our report dated March 30, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Clever Leaves Holdings, Inc. as of December 31, 2022 and for the year then ended, which report is included in this Annual Report on Form 10-K of Clever Leaves Holdings, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP
New York
March 30, 2023